                              EMPLOYMENT AGREEMENT

This Employment Agreement made as of this 19th day of December, 2002.

B E T W E E N

                                      COLIN K. BENNER

                                      (hereinafter called the "Executive")

                                                              OF THE FIRST PART
                                      -and-

                                      BREAKWATER RESOURCES LTD.

                                      (hereinafter called the "Corporation")

                                                             OF THE SECOND PART

          THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained the parties do hereby respectively covenant and agree as follows: ARTICLE 1

                                   EMPLOYMENT

1.1     EMPLOYMENT

The Corporation agrees to continue to employ the Executive and the Executive accepts continued employment with the Corporation on a full-time basis as President and Chief Executive Officer under the terms and upon the conditions provided for in this Agreement The Corporation agrees to take all reasonable steps to cause the Executive to be appointed or elected a director of the Corporation during the term of this Agreement.

1.2     RESPONSIBILITIES AND DUTIES

The Executive agrees to perform the duties and accept the responsibilities which are usual and customary for a President and Chief Executive Officer, as well as such other duties as may be determined by the board of directors of the Corporation (the "Board of Directors") from time to time consistent with the office held by the Executive. The Executive shall devote his full time and attention using his best efforts to apply his skill and experience to perform his duties hereunder and to promote the interests of the businesses and projects of the Corporation; provided that the Executive shall not be precluded from pursuing other business interests or holding positions in other companies which do not interfere with the Executive's ability to carry out his responsibilities hereunder and do not otherwise contravene the requirements of this Agreement or as shall otherwise be approved or consented to by the Board of Directors.

                                                                              2.

1.3     INDEMNITY & INSURANCE

The Corporation agrees to indemnify the Executive against all costs, charges and expenses reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding, to the extent permitted by law. The Corporation agrees to obtain directors' and officers' liability insurance for the benefit of the Executive, provided that such insurance may be obtained at a reasonable cost, as determined by the Board of Directors acting reasonably.

                                   ARTICLE 2

                                      TERM
2.1     TERM

The term of the Executive's employment pursuant to this Agreement (the "Term") shall begin on December 19, 2002 (the "Commencement Date") and shall end on December 31, 2006 (the "Termination Date"), provided that the Term shall be automatically renewed for further successive two-year terms after the Termination Date unless the employment of the Executive shall be terminated earlier in accordance with the provisions of this Agreement.

                                   ARTICLE 3

                            COMPENSATION AND BENEFITS
3.1     BASE SALARY

The Corporation agrees to pay the Executive a base salary at the rate of $500,000.00 per annum (the base salary of the Executive in effect from time to time being the "Base Salary"), payable in accordance with the normal practice of the Corporation with respect to such payments from time to time. The Corporation shall deduct from the Executive's salary any applicable taxes and source deductions that the Corporation is authorized or required by law to withhold or make. Notwithstanding the foregoing, the Executive agrees to accept the amount of $400,000.00 per annum as salary (and to defer the receipt of the difference between the Base Salary and the amount of $400,000.00) until the Executive and the Board of Directors mutually agree that the financial affairs of the Corporation have improved such that the salary of the Executive should thereafter be paid at the amount of the Base Salary. The difference between the Base Salary to which the Executive is entitled from time to time and the amount of salary actually paid to the Executive shall be accrued and such difference (such difference on any particular date being the "Deferred Amount") shall be due and payable to the Executive in a lump sum on the date which is the earlier of:

        (a) the date on which the Executive and the Board of Directors mutually agree that the salary of the Executive should be paid at the amount of the Base Salary;

        (b) the date on which a Control Change (as defined in Article 5 hereof) occurs; and

        (c) the date on which the Executive ceases to be an employee of the Corporation for any reason whatsoever.

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                                                                              3.

3.2     SHARE INCENTIVE PLAN

The Executive shall be entitled to participate in the Corporation's share incentive plan (the "Share Incentive Plan") which entitles the Executive to receive options and also to purchase shares pursuant to the terms of the Share Incentive Plan. Notwithstanding section 3.08 and section 3.09 of the Share Incentive Plan, if the employment of the Executive is terminated by the Corporation for any reason other than cause or for any of the reasons set out in subsection 3.08(b) of the Share Incentive Plan or if the Executive is entitled to a payment pursuant to section 5.2 or 5.3 hereof, the Executive shall be entitled to immediately receive:

        (a) all Shares (as defined in the Share Incentive Plan) held for the account of the Executive in safekeeping for the Executive; and

        (b) all of the Participant's Contributions (as defined in the Share Incentive Plan) and all of the Corporation's Contributions (as defined in the Share Incentive Plan) then held in trust for the Executive, which shall be paid immediately to the Executive;

and the Executive shall automatically cease to be a Participant (as defined in the Share Incentive Plan) in the Share Incentive Plan.

Notwithstanding subsection 4.03(d) and section 4.05 of the Share Incentive Plan, all options granted to the Executive under the Share Incentive Plan but not yet vested in, and fully-exercisable by, the Executive shall automatically vest, and be fully exercisable, on the date of the termination by the Corporation of the employment of the Executive and the Executive shall be entitled to exercise all of his options for a period of one year after the date of such termination of employment.

If the employment of the Executive is terminated for cause, all rights to participate in the Share Incentive Plan, including grants of any further options under the Share Incentive Plan, shall automatically terminate, subject to the express rights of the Executive provided for in the Share Incentive Plan.

The Executive recognizes that the rights granted to the Executive under the Share Incentive Plan are subject to the receipt of all required regulatory approvals from applicable exchanges and security commissions and, accordingly, the Share Incentive Plan may be modified from time to time to meet regulatory requirements. The Executive further recognizes that to the extent that the rights of the Executive under, and the provisions of, the Share Incentive Plan are modified by this Agreement, such modifications are subject to the receipt of all required regulatory approvals and compliance with all applicable laws.

3.3     BENEFITS

The Executive shall be entitled to participate in all employee benefit and pension programs made generally available to senior management of the Corporation from time to time in accordance with the terms and conditions of such plans. The Executive shall be entitled to participate in any group life insurance program maintained by the Corporation, provided that the Executive meets all necessary medical requirements for participation in such programs.

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                                                                              4.

3.4     BUSINESS EXPENSES

The Executive shall be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the business of the Corporation. Such expenses shall be reimbursed within 30 days following presentation of sufficient evidence of such expenditures provided such expenditures are consistent with the policies and directives of the Board of Directors from time to time.

3.5     VACATION

The Executive shall be entitled to vacation in each calendar year in accordance with the policy of the Corporation in force from time to time in respect of vacations

3.6     REVIEW

The Compensation Committee of the Board of Directors will review annually the compensation of the Executive, including base salary and benefit package. At its sole discretion the Compensation Committee of the Board of Directors may increase but not decrease the base salary of the Executive after such review, which increased amount shall then become the Base Salary.

                                   ARTICLE 4

                                   TERMINATION

4.1     TERMINATION BY THE CORPORATION WITHOUT CAUSE

The Corporation shall be entitled to terminate the Executive's employment at any time without cause by paying the Executive the Deferred Amount and giving the Executive 30 months prior written notice of the termination of the Executive's employment or, in lieu of such notice, by paying the Executive the Deferred Amount together with the Base Salary for 30 months in a lump sum, less statutory deductions, unless the Corporation and the Executive agree to some other manner of payment.

In the event of termination by the Corporation of the Executive's employment without cause, the Executive shall be immediately relieved of all of his responsibilities and duties as an officer, director and employee of the Corporation effective as of the date of termination of the Executive's employment. The rights and benefits of the Executive under employee benefit plans and programs of the Corporation shall, unless prohibited by the relevant plan or program, be continued from the date of termination until the date which is the earlier of (a) the date on which the Executive accepts full-time employment elsewhere, either as an employee or as a self-employed consultant or
(b) 30 months from the date of termination of the Executive's employment provided that if any such benefit or program cannot be continued for such 30 month period under the terms of the plan for such benefit or program, the Executive shall be entitled to receive a cash payment equal to the value (being the cost to the Executive of replacing such benefit or program) of such benefit or program for such period, which shall be paid on the date on which the Executive ceases to be eligible to receive such benefit, as set forth in clause
(a) or (b) above to a maximum of $50,000. The Executive's rights under the Share Incentive Plan shall

                                                                              5.

be determined in accordance with the terms of such plan and any options granted thereunder to the Executive, except as specifically provided herein to the contrary.

For greater certainty, if at any time during the term of this Agreement the business of the Corporation is transferred to a successor corporation by way of sale, amalgamation, merger or reorganization and this Agreement is not assumed by the successor corporation by virtue of the assignment thereof by the Corporation pursuant to section 9.l0 hereof, this Agreement is not assumed by the successor corporation by operation of law or otherwise or the Executive is not offered employment with such successor corporation on substantially the same terms as contained in this Agreement, the Corporation shall be deemed to have terminated the employment of the Executive without cause pursuant to this section 4.l and the Executive shall be entitled to the notice and/or payments in lieu thereof provided for in this section 4.1 and the rights provided in section
3.2 hereof.

4.2     TERMINATION BY THE CORPORATION FOR CAUSE

The Corporation shall be entitled to terminate the Executive's employment at any time for cause without notice and without any payment in lieu of notice, by notice in writing from the Corporation to the Executive. In the event of termination of the Executive's employment for cause, the Corporation shall immediately pay the Executive the Deferred Amount, the Corporation's other obligations hereunder shall immediately cease and terminate and the Executive shall be immediately relieved of all of his responsibilities and duties as an officer, director and employee of the Corporation, and in such event there will be no continued base salary payments by the Corporation to the Executive and any rights and benefits of the Executive under employee benefit plans and programs of the Corporation will immediately terminate (except for entitlements under the Share Incentive Plan which may continue in such circumstances under the specific terms of such plan). For purposes of this section 4.2 "cause" shall mean, without limitation, any cause recognized at common law.

4.3     TERMINATION UPON DEATH AND DESIGNATION OF BENEFICIARY

The employment of the Executive shall terminate automatically upon his death. Upon the termination of his employment because of death, the Executive or his estate shall be immediately paid the Deferred Amount but shall not be entitled to any further payments of base salary or benefits. If the Executive dies prior to the satisfaction of all of the obligations of the Corporation under this Agreement, any remaining amount payable to the Executive by the Corporation shall be paid to the person or persons (the "Beneficiary") previously designated by the Executive to the Corporation for such purposes. Any such designation of a Beneficiary shall be made in writing, signed by the Executive and dated and filed with the Secretary of the Corporation. In the event that no such designation is made, all such remaining amounts shall be paid by the Corporation to the estate of the Executive. If the Executive has exercised the option pursuant to section 5.4 hereof to defer a payment, or any part thereof, to be made to or for the benefit of the Executive, the Beneficiary or the estate of the Executive, as the case may be, shall have the further option to require payment in full of any such remaining amounts to the Beneficiary or the estate, as the case may be, by giving notice to that effect to the Corporation.

                                                                              6.

4.4     RESIGNATION OF EXECUTIVE

The Executive agrees that if he resigns at any time during the term of this Agreement he shall provide the Corporation with at least one month's written notice, unless otherwise agreed to between the Executive and the Corporation. The Executive agrees to co-operate with the Board of Directors in announcing his resignation in order to minimize the effect of his resignation on the Corporation and to ensure an orderly transition of duties and responsibilities to his successor. Upon giving notice of his resignation, the Executive shall be entitled to immediately be paid the Deferred Amount and to receive his base salary and benefits throughout the notice period. Upon expiry of the notice period, the Executive agrees that he shall be entitled to no further remuneration by the Corporation in respect of his employment hereunder (except for the payment of the Deferred Amount to the extent not previously paid), except for the exercise of any options and other rights which may have accrued to him under the terms of the Share Incentive Plan as referred to in section 3.2 above. At the sole discretion of the Board of Directors the Executive will receive his pro rata share of any bonus he would have received in respect of the fiscal year during which he resigns as if he had remained employed by the Corporation for the full fiscal year, such pro rata share of his bonus to be paid after the end of the fiscal year in question.

4.5     EFFECT OF TERMINATION

The Corporation and the Executive agree that, upon termination of the employment of the Executive for any reason whatsoever, the Deferred Amount shall become immediately due and be payable to the Executive and the Executive shall thereupon be deemed to have immediately resigned any position the Executive may have as an officer, director or employee of the Corporation together with any office, position or directorship which the Executive may hold with any of the Corporation's affiliates or related entities unless otherwise agreed in writing between the Executive and the applicable affiliate or entity. In such event, the Executive shall, at the request of the Corporation, forthwith execute any and all documents appropriate to evidence such resignations. The Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

4.6     SURVIVAL OF TERMS

It is expressly agreed that notwithstanding the termination of the Executive's employment by the Corporation for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Corporation respectively in relation to the time up to and including the date of termination and the provisions of Articles 3, 4, 5, 6 and 7 of this Agreement, all of which shall remain and continue in full force and effect.

                                                                              7.
                                   ARTICLE 5

                                CHANGE OF CONTROL

5.1     DEFINITIONS

In section 3.1 hereof and in this Article 5 the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

        (a)     "Control Change" means the occurrence of both

                (i) the acquisition by any means whatsoever of securities (for the purposes of this definition "Convertible Securities") convertible into, exchangeable or exercisable for or representing the right to acquire shares of the Corporation and/or the acquisition of shares of the Corporation (other than an acquisition by Dundee Bancorp Inc. or an associate or affiliate of Dundee Bancorp Inc.) as a result of which a person, a group of persons or persons acting jointly or in concert or persons associated or affiliated, within the meaning of the Securities Act (Ontario), with any such person, group of persons or any of such persons acting jointly or in concert (collectively for the purposes of this definition the "Acquirors") beneficially own shares of the Corporation and Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirors, the right to cast more than 30% of the votes attached to all of the shares of the Corporation that may be cast to elect directors of the Corporation is held by the Acquirors, and

                (ii) the exercise of the voting power attached to such shares of the Corporation by Acquirors with the result that Incumbent Directors cease to constitute a majority of the Board of Directors;

        (b) "Expiry Date" means the date which is twelve months after the date of the occurrence of a Control Change; and

        (c) "Incumbent Director" means any director of the Corporation who was a director of the Corporation immediately prior to a Control Change and any successor to an Incumbent Director who was recommended or elected or appointed to succeed any Incumbent Director by the affirmative vote of the Board of Directors when that affirmative vote includes the affirmative vote of a majority of the Incumbent Directors who are then directors of the Corporation or with the consent of the then directors of the Corporation.

5.2     RIGHTS UPON OCCURRENCE OF CONTROL CHANGE

If a Control Change occurs, the Executive shall be immediately paid the Deferred Amount and shall be entitled to elect to terminate his employment with the Corporation unilaterally by giving a notice to such effect to the Corporation and to receive a payment (in addition to the Deferred

                                                                              8.

Payment) from the Corporation in an amount equal to the aggregate of (a) 250% of the Base Salary applicable at the date of the notice of election to terminate given to the Corporation by the Executive in accordance with section 9.6 hereof and (b) 250% of the average of the annual bonus, if any, paid to the Executive in respect of each of the three financial years of the Corporation ended immediately prior to the date of the notice of election to terminate given to the Corporation by the Executive in accordance with section 9.6 hereof. All termination rights of the Executive provided for in this section 5.2 are conditional upon the Executive electing to exercise such rights by notice given to the Corporation on or before the Expiry Date and are exercisable only if the Executive does not resign from his employment with the Corporation (other than at the request of the Corporation) and does not actively seek alternative employment, in each case for at least six months following the date of the Control Change. If a Control Change occurs within six months after the Corporation has given the Executive prior written notice of the termination of the employment of the Executive or has terminated the Executive's employment by paying the Executive the Deferred Amount together with the Base Salary for 30 months in a lump sum, in either case in accordance with section 4.1 hereof, the Corporation shall pay on the effective date of the Control Change the amount provided in clause (b) above determined as if the Executive had given the notice of election to terminate on the effective date of the Control Change.

5.3     RIGHTS UPON DISMISSAL WITHOUT CAUSE

If the Corporation terminates the Executive's employment without cause after a Control Change and on or before the Expiry Date, the Executive shall be entitled to payment by the Corporation of the Deferred Amount together with a payment in an amount equal to the aggregate of (a) 250% of the Base Salary and (b) 250% of the average of the annual bonus, if any, paid to the Executive in respect of each of the three financial years of the Corporation ended immediately prior to the date of the notice of termination of employment and (c) any payment required in lieu of benefits. Base Salary in this section 5.3 shall be the Base Salary that is applicable immediately prior to the date of the notice of termination of employment. The Corporation shall not dismiss the Executive for any reason unless such dismissal is specifically approved by the Board of Directors.

5.4     PAYMENTS UNDER THIS AGREEMENT

Any payment to be made by the Corporation pursuant to the terms of this Article 5 shall be made by the Corporation in cash in a lump sum within five business days of the giving of notice by the Executive pursuant to section 5.2 hereof, or within five business days of the dismissal from employment of the Executive as referred to in section 5.3 hereof, as the case may be. Any payment to be made under section 5.2 or 5.3 hereof shall be calculated, in the case of section 5.2 hereof, at the date of the Executive giving notice pursuant to section 5.2 hereof and, in the case of section 5.3 hereof, at the date of dismissal. Notwithstanding the foregoing provisions of this section 5.4, at the option of the Executive a payment, or any part thereof as shall be specified by the Executive, to be made to the Executive may be deferred to such date or dates as shall be designated in writing by the Executive. Any payment so deferred shall bear simple interest at a rate of 6% per annum calculated from the date payment of the amount otherwise should have been made until the date of payment in full. The Corporation shall list the items making up a

                                                                              9.

payment calculated as provided for in section 5.2 hereof and shall support the calculation of such amount.

5.5     PAYMENTS IN LIEU OF ALL OTHER DAMAGE CLAIMS

All payments provided for herein shall be in lieu of all other notice or damage claims as regards dismissal or termination of the employment of the Executive with the Corporation after a Control Change and on or before the Expiry Date. The arrangements provided for herein shall not be considered in any judicial determination of appropriate damages at common law for dismissal without cause, other than as otherwise provided for in this Agreement. At the request of either the Corporation or the Executive, the parties hereto shall exchange mutual signed releases of liability conforming to the substantive provisions of this Agreement.

5.6     BENEFIT PLANS

In the event that the Executive is entitled to a payment pursuant to section 5.2 or 5.3 hereof, the rights and benefits of the Executive under all employee benefit plans and programs of the Corporation shall, unless prohibited by the relevant plan, be continued from the date of termination until the date which is the earlier of (a) the date on which the Executive accepts full-time employment elsewhere, either as an employee or as a self-employed consultant or (b) 30 months from the date of termination of the Executive's employment. If any such benefit or program cannot be continued for such 30 month period under the terms of the plan for such benefit or program, the Corporation will make alternate arrangements for equivalent benefits or programs and will pay the full cost of such continuation for the relevant time period under clause (a) or (b) above to a maximum of $50,000. The Executive's rights under the Share Incentive Plan shall be determined in accordance with the terms of such plan and any options granted thereunder to the Executive, except as specifically provided herein to the contrary.

                                   ARTICLE 6

                                NON-SOLICITATION

6.1     NON-SOLICITATION

The Executive agrees that for a period of one year following the termination of the Executive's employment with the Corporation for any reason whatsoever, the Executive will not, whether as principal, agent, employee, employer, director, officer, shareholder or in any other individual or representative capacity, solicit or entice away or attempt to retain in any way whatsoever any of the employees or customers of the Corporation.

                                   ARTICLE 7

                            CONFIDENTIAL INFORMATION

7.1     CONFIDENTIAL INFORMATION

The Executive agrees to abide by and behave in accordance with any policy adopted, from time to time, by the Corporation with respect to confidential information or insider trading and,

                                                                             10.

without limitation, agrees not to disclose either while in the Corporation's employ or at any time thereafter to any person not employed by the Corporation or not engaged to render services to the Corporation, any trade secrets or confidential information of or relating to the Corporation or its businesses obtained by the Executive while in the employ of the Corporation; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement) or of information required to be disclosed by law or court order applicable to the Executive or information authorized to be disclosed by the Board of Directors.

7.2     RETURN OF ALL DOCUMENTS

The Executive also agrees that upon leaving the Corporation's employment, the Executive will not take, without the prior written consent of the Board of Directors, any property of the Corporation which shall include, without limitation, any drawing, blueprint, specification, report, notes, files or other materials or documents belonging or relating to the Corporation.

                                   ARTICLE 8

                               WAIVER OF DEFENCES

8.1     WAIVER OF DEFENCES

The Executive acknowledges and agrees that

        (a) all restrictions in Articles 6 and 7 of this Agreement are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Executive;

        (b) a violation of any of the provisions of Article 6 or 7 of this Agreement will result in immediate and irreparable harm and damage to the Corporation; and

        (c) in the event of any violation by the Executive of any provision of Articles 6 or 7 of this Agreement the Corporation shall, in addition to any other right to relief be entitled to equitable relief by way of temporary or permanent injunction and to such other relief as any court or competent jurisdiction may deem just and proper.

                                   ARTICLE 9

                                     GENERAL

9.1     CURRENCY

Unless otherwise specified herein all dollar amounts refer to Canadian dollars.

9.2     GOVERNING LAW

                                                                             11.

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

9.3     SEVERABILITY

If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

9.4     INDEPENDENT LEGAL ADVICE

The Executive hereby accepts and agrees to the terms and conditions of this Agreement having been offered the opportunity to seek independent legal advice and has done so or refused to do so of the Executive's own volition.

9.5     ARBITRATION

All disputes arising between the Executive and the Corporation in respect to the provisions, the subject matter, the interpretation or effect of this Agreement or as to any specific provision contained herein shall be referred to arbitration, and shall be settled by arbitration by a single arbitrator pursuant to the provisions of the Arbitration Act (Ontario). The determination of such arbitrator shall be binding upon both the Executive and the Corporation pursuant to the provisions of the said Arbitration Act. The fees and expenses of such arbitrator shall be shared equally by the Executive and the Corporation. If the parties are unable to agree on the appointment of a single arbitrator, such single arbitrator shall be appointed by a judge of the Ontario Superior Court of Justice upon application of either party hereto pursuant to the provisions of the said Arbitration Act.

9.6     NOTICES

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally or (ii) sent by telecopier, on any business day addressed, in the case of notice to the Executive, as follows:

69 Walker Avenue
Toronto, Ontario
M4V 1G3

and in the case of notice to the Corporation, addressed as follows:

Breakwater Resources Ltd.
Suite 950
95 Wellington Street West
Toronto Ontario
MSJ 2N7

Attention:  Chairman

                                                                             12.

or at such other address as the parties to whom such written notice is to be given shall have last notified to the party giving the same in the manner provided in this section. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the day it is so personally delivered at such address or if sent by registered mail on the 3rd business day after the date of mailing.

9.7     PRIOR AGREEMENTS

This Agreement constitutes the entire agreement between the parties hereto with respect to the employment of the Executive and any and all previous agreements, or arrangements, written or oral, express or implied, between the parties hereto or on their behalf relating to the employment of the Executive by the Corporation or any of its affiliates are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other of them from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such prior agreements or arrangements.

9.8     AMENDMENTS AND WAIVERS

No amendments to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

9.9     AFFILIATE

In this Agreement any reference to an affiliate of the Corporation means a corporation which is an affiliate within the meaning of the Business Corporations Act (Ontario).

                                                                             13.

9.10    ASSIGNMENT

The benefits and obligations of this Agreement may not be assigned by either party to any other person except as provided herein. The Corporation may assign this Agreement to any successor corporation, whether a successor by way of sale, amalgamation merger or reorganization. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, including, in the case of the Executive, his heirs, executors and administrators.

        IN WITNESS WHEREOF this Agreement has been executed by the parties hereto

                                             BREAKWATER RESOURCES LTD.

                                                  "Garth A.C. MacRae" (signed)

                                             By:
                                                  ------------------------------
                                                  Authorized officer

                                                  "Donald K. Charter" (signed)

                                             By:
                                                  ------------------------------
                                                  Authorized officer

SIGNED, SEALED AND                        )
DELIVERED in the presence of:             )
                                          )
                                          )
"Richelle Plantinga" (signed)             ) "Colin K. Benner" (signed)
----------------------------------------- ) ------------------------------------
                                          ) COLIN K. BENNER
                                          )